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                                                                   EXHIBIT 10.41


                                SERVICE AGREEMENT

      This agreement ("Agreement") effective as of February 1, 2001 by and between VENTIV HEALTH U.S. SALES INC., a New Jersey corporation ("VHS") and ENDO PHARMACEUTICALS INC., a Delaware corporation ("CLIENT").

                             W I T N E S S E T H:

      WHEREAS, VHS provides integrated outsourced sales and marketing solutions worldwide, including client field forces to the healthcare industry and has certain expertise in the marketing and promotion of pharmaceutical products; and

      WHEREAS, CLIENT is an integrated pharmaceutical company which requires sales and promotional services of VHS as more fully described in the Scope of Services set forth in Schedule A to this Agreement, as the same may be amended from time to time (the "Services"); and

      WHEREAS, VHS and CLIENT desire to enter into an agreement under which VHS will provide such services to CLIENT.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

A)    DEFINITIONS

      1. "Additional Term" is defined in Section 1 of this Agreement.

      2. "Authorized Representative" means, for each party, that individual designated in writing at the time of the execution of this Agreement, as may be changed in writing by a senior executive of such party at any time.

      3. "Baseline Sales" means the monthly Net Demand Sales levels of the Products calculated and set by CLIENT pursuant to Schedule B as those sales levels may be revised by written agreement of the parties.
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      4. "Budget" is defined in Section 3.1 of this Agreement.

      5. "Call" means the activity undertaken by a Sales Representative to detail the Products, further described as a face-to-face presentation by a Sales Representative to a HCP Target, which includes, but is not limited to a discussion with the HCP Target of the features and benefits of the Products, their contraindications, FDA approved uses and other pertinent information, and includes giving the HCP Target Product Literature and samples of the Products.

      6. "Call Plan" means a plan designed by CLIENT, which is intended to enhance the efficiency and effectiveness of the Sales Representatives in making Calls.

      7. "CLIENT Representatives" is defined in Section 9.1 of this Agreement.

      8. "Client Service Manager" means a full-time employee of VHS assigned to coordinate providing support services under this Agreement with respect to the Endo Pharma Field Force and the Endo Specialty Force.

      9. "Components" is defined in Schedule A-1A.

      10. "Confidential Information" is defined in Section 5 of this Agreement.

      11. "Contract Administration Costs" is defined in Section 3.1 of this Agreement.

      12. "Contract Service Fee" is defined in Section 3.1 of this Agreement.

      13. "DEA" means the United States Drug Enforcement Agency.

      14. "Direct Client Expense" is defined in the Summary of Services set forth in Schedule A.

      15. "Direct Marketing Expenses" means the funds (which are part of the Budget) to facilitate the detailing activity of Sales Representatives to HCP Targets.

      16. "Disclosing Party" is defined in Section 5 of this Agreement.

      17. "District Manager" means an employee of VHS who is engaged under this Agreement to manage Endo Pharma Sales Representatives or Specialty Sales Representatives, as the case may be.

      18. "Endo Pharma Field Force" means the Endo Pharma Sales Representatives, District Managers and Regional Directors assigned to manage the Endo Pharma Sales Representatives.


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      19. "Endo Pharma Sales Representative" means an individual provided by VHS who is engaged under this Agreement to detail the Products to the Endo Pharma
HCP Targets.

      20. "Endo Specialty Force" means the Endo Specialty Representatives and the District Managers assigned to manage the Endo Specialty Representatives.

      21. "Endo Specialty Representative" means an individual provided by VHS who is engaged under this Agreement to detail the Products in the assigned specialty physician and institutional setting as designated by CLIENT.

      22. "Indirect Overhead" is defined in Section 3.1 of this Agreement.

      23. "Invoice Form" means the form of VHS monthly invoice described in
Section 3.1 of this Agreement, an example of which is set forth as Schedule B-Y attached to this Agreement.

      24. "Net Demand Sales" means the total dispensed prescriptions of Products, measured by IMS NPAPlus(TM) Prescription Audit multiplied by the fixed average units per TRX multiplied by the fixed average net selling price as set by CLIENT.

      25. "PDMA" means the Prescription Drug Marketing Act as more fully described in Schedule A-2.

      26. "Personnel Cost" is defined in Section 3.1 of this Agreement.

      27. "Product" shall mean any of the products sold by CLIENT, which are listed in Schedule A-1A to this Agreement, as the same may be amended from time to time; each iteration of which shall be dated and signed by the Authorized Representative of each party to this Agreement.

      28. "Product Literature" shall mean promotional, informative and other written information concerning the Products. All Product Literature shall be provided by CLIENT and utilized by Endo Specialty Representatives and Endo Pharma Sales Representatives when making Calls.

      29. "Project Manager" means an employee of VHS who is engaged under this Agreement to assist VHS management and to coordinate administrative support for the Endo Pharma Field Force and the Endo Specialty Force.


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      30. "Receiving Party" is defined in Section 5 of this Agreement.

      31. "Regional Director" means a VHS employee who is engaged under this Agreement to manage the portion of the Endo Pharma Field Force located in such Regional Director's geographic region.

      32. "Reports" means periodic reports of Calls and other particular reports given to CLIENT, as set forth in Schedule A-1B.

      33. "Sales Representative" means a Endo Pharma Sales Representative and/or a Endo Specialty Representative.

      34. "Services" means services for certain pharmaceutical products as more fully described in the Scope of Services set forth in Schedule A.

      35. "Significant Loss" is defined in Schedule A-2.

      36. "Summary of Services" is defined in Section 2.1 of this Agreement.

      37. "HCP Targets" means: (i) the Endo Pharma HCP Targets who are the licensed practitioners or others who are identified by CLIENT to VHS in writing as potential prescription writers and/or customers for the Products, as the same may be amended from time to time, (ii) Endo Specialty HCP Targets who are the licensed practitioners or medical specialists, who are identified by CLIENT to VHS in writing as potential prescription writers and customers for the Products, as the same may be amended from time to time.

      38. "Term" is defined in Section 1 of this Agreement.

      39. "Theft" is defined in Schedule A-2.

      40. "VHS Representatives" is defined in Section 9.1 of this Agreement.

      41. "Works" is defined in Schedule A-1A.


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ARTICLE 1.   TERM

      This Agreement shall be in effect as of January 1, 2001 and shall remain in effect through and including December 31, 2003 (the "Term"). This Agreement will automatically renew for additional periods of one year each (each, an "Additional Term"), unless, in the case of CLIENT, CLIENT gives written notice of non-renewal to VHS at least ninety (90) days prior to the end of the Term or any Additional Term and, in the case of VHS, VHS gives written notice of non-renewal to CLIENT at least one hundred eighty (180) days prior to the end of the Term or any Additional Term. The amount of compensation (both fixed and variable fees) payable to VHS under Section 3.1 of this Agreement during any Additional Term will be adjusted as mutually agreed upon. The provisions of this Agreement (other than compensation), including those which expressly state that they apply during the Term of this Agreement, shall continue to apply during any Additional Term of this Agreement unless expressly amended or deleted.


ARTICLE 2.  SCOPE OF SERVICES AND PROFESSIONALISM AND COMPLIANCE

      2.1.  THE SCOPE OF SERVICES.

      The Scope of Services to be provided under this Agreement is set forth in Schedule A to this Agreement as the same may be amended from time to time, each iteration of which shall be dated and signed by the Authorized Representative of each party to this Agreement. The Scope of Services shall particularly include the Reports (including the frequency and time for delivery of each Report as specified in Schedule A-1B); each Report shall reflect 100% of the data intended to be covered by such Report. Included with Schedule A is a Summary of Services (the "Summary of Services") setting forth in summary fashion, broad categories of Services to be provided under this Agreement; the Summary of Services is a part of this Agreement and not simply a description of what this Agreement contains. The Summary of Services may be amended from time to time with each iteration dated and signed by the Authorized Representative of each party. Should CLIENT elect to


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change the Scope of Services to be provided under this Agreement, the compensation paid to VHS will be appropriately adjusted to reflect the change.


      2.2.  PROFESSIONALISM AND COMPLIANCE.

      VHS shall perform the Services, and shall require each person provided by VHS to perform the Services, (i) in a professional manner consistent with industry standards; (ii) in conformance with that level of care and skill ordinarily exercised by other professional contract sales organizations; and
(iii) in compliance with all applicable local, state and federal laws and regulations.


ARTICLE 3.  COMPENSATION BUDGET AND REIMBURSEMENT

      3.1.  COMPENSATION - BASE FEES.


      Subject to the limitation set out below. CLIENT shall pay VHS compensation for the Scope of Services performed under this Agreement, which compensation shall be the Base Fee, as set forth in Schedule B to this Agreement, and shall be based upon the following components (which for the year 2001 are subsumed in the fixed Base Fee amount for 2001 set forth on Schedule B):

            a. "Payroll Costs", which shall mean the amounts actually paid by VHS to members of the Endo Pharma Field Force and the Endo Specialty Force during the applicable period in respect of salary and benefits (other than pursuant to a VHS bonus program, the aggregate cost of which is approved and funded by CLIENT as a passthrough expense);

            b. "Contract Administration Costs", which mean the amounts, other than Payroll Costs, actually paid by VHS during the applicable period that are directly related to the provision of Services that are identified under the Scope of Services under the column headed "Included as Part of the VHS Base Fee" and that are allocated to this Agreement on the books of VHS;

            c. an allocation of indirect overhead and sales, general and administrative expense of VHS ("Indirect Overhead") based upon the ratio of: (i) the total


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                  number of Endo Pharma Sales Representatives plus Endo
                  Specialty Representatives to (ii) the total number of persons employed by VHS as sales representatives; provided that (x) the allocation to CLIENT shall not exceed 7.7% of the total indirect overhead and sales, general and administrative expense of VHS and (y) the allocation shall be determined by using the total number of persons employed by VHS as sales representatives (which shall for purposes of this determination never be lower than 2,961, the number of such sales representatives as of the end of the last payroll period in January 2001).

In addition, CLIENT shall pay a fee (the "Contract Service Fee") which is computed as a percentage of the quarterly Net Demand Sales of the Products up to the Baseline Sales, with the relevant percentage set out on Schedule B.

      CLIENT shall notify VHS of the Net Demand Sales in a quarter reasonably promptly after the end of that quarter and tender payment of the applicable Contract Service Fee with that notice. Upon termination or expiration of this Agreement, the Contract Service Fee for any quarter or portion thereof that has not been invoiced shall be paid as a termination payment. VHS shall invoice CLIENT monthly in arrears for the Base Fee and shall set forth on each invoice the actual headcount of all persons employed by VHS as Sales Representatives as of the end of the pay period ending in approximately mid-month for the month covered by such invoice. In addition the Invoice Form, in addition to setting out in reasonable detail the amounts of the Payroll Costs, Contract Administration Costs and the Indirect Overhead (using the agreed upon line items as reflected in Schedule B-Y) shall contain a written explanation of any line item amount that varies by more than 10% plus or minus from that particular line item reflected on the Budget for that same period (each a "Variant Amount", provided that no such explanation is required and the variance is not a Variant Amount if the dollar amount of the variation is $5,000 or less). Each VHS invoice shall also separately set forth in


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reasonable detail the amount of any Client Passthrough Expense for which VHS seeks reimbursement. CLIENT shall pay the full amount of each VHS invoice except any Client Passthrough Expense in excess of the amount allowed for such item in the Budget. VHS and CLIENT shall in addition, review the aggregate of all Variant Amounts within 30 days of the end of each calendar quarter. In that connection, CLIENT may request additional justification for any Variant Amount and, to the extent CLIENT is not reasonably satisfied with such justification, CLIENT may require a credit against future invoices (or at the end of the Term, a refund) equal to the unjustified Variant Amounts.

      3.2.  BUDGET

      The annual budget ("Budget") for 2001 is attached to this Agreement as Schedule B-Y.

      VHS shall prepare a draft Budget for each calendar year of the Term of this Agreement beginning with calendar year 2002 (and any Additional Term) and deliver such Budget to CLIENT at least sixty (60) days prior to the beginning of that calendar year. The Budget shall set out in reasonable detail the Base Fee and CLIENT Passthrough Expenses, if any, estimated to be payable by CLIENT in the forthcoming year. Upon receipt thereof, CLIENT will promptly review the Budget and the parties will then reconcile any issues related thereto. CLIENT and VHS recognize that the Budget, as with any projection, may require adjustment due to changes in expenses, market conditions and numerous other factors and agree to review the Budget no less frequently than every three (3) months for possible adjustment.

      If CLIENT does not approve a Budget at least thirty (30) days prior to the beginning of any calendar year, or is unable to reach agreement with VHS on any proposed adjustment thereto, including a CLIENT-required reduction in Client Passthrough Expenses (as set forth in Section 3.3 of this Agreement), CLIENT and VHS agree to have their senior officers meet forthwith in an attempt to resolve the matter. If such a resolution is not reached within thirty (30) days from such meeting and unless each party agrees in writing to continue good faith negotiations as to the Budget for an


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additional sixty (60) days, CLIENT shall be deemed to have given notice of termination under Section 10.1 of this Agreement effective ninety (90) days after such thirtieth (30th) day referred to the prior clause.

      3.3.  CLIENT PASSTHROUGH EXPENSES

      VHS may request that CLIENT approve particular Client Passthrough Expense items prior to incurrence thereof and once approved by CLIENT, CLIENT shall pay the same when invoiced. In addition, CLIENT may require, on not less than thirty
(30) days' notice, that amounts provided in the Budget for Client Passthrough Expenses be reduced; provided that such reduction shall not materially impair the ability of VHS to meet its performance obligations under this Agreement.

      Notwithstanding anything herein to the contrary, in no event shall CLIENT be required to pay VHS Client Passthrough Expenses in excess of the amounts provided for such expenses in the Budget unless otherwise specifically agreed to by CLIENT in writing.

      3.4.  ADDITIONAL EXPENSES

      CLIENT may request VHS to incur particular expenses in addition to those already relating to the Scope of Services and reflected in the Budget, in which case those expenses will be added to the Client Passthrough Expenses payable by CLIENT. All additional expenses must be agreed to in writing by CLIENT prior to such expenses being incurred.

      3.5.  VARIABLE FEES

      In addition to the amounts set forth above, CLIENT shall pay to VHS the Variable Fees based solely upon VHS exceeding the performance measures set forth in Schedule B to this Agreement.


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      3.6.  PAYMENT DUE

      Invoices are due and payable within 30 days of receipt thereof, except to the extent of any amount disputed by CLIENT. CLIENT shall pay the undisputed amount of each invoice as and when due. In addition to VHS's right to terminate this Agreement under Section 10.2 in the case of non-payment of any undisputed amount, if VHS elects not to terminate this Agreement in the case of non-payment of any undisputed amount, CLIENT shall pay VHS a finance charge of one-and-one-half (1.5%) percent per month for the undisputed amount on each invoice past due for more than 60 days from the payment date stated in the invoice.


      3.7.  INSPECTION RIGHT

      Upon prior written notice and at mutually agreeable times within 14 days of such prior written notice, CLIENT has the right to inspect the books and records of VHS that relate to this Agreement for the purpose of auditing the documents and invoices with respect to the Scope of Services provided hereunder.



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ARTICLE 4. REPRESENTATIONS OF THE PARTIES

      4.1.  VHS REPRESENTATIONS

      VHS represents to CLIENT that:

            (a) it has the requisite expertise, experience and skill to render the Services and that it shall use all reasonable efforts to cause the Services to be performed in a competent, efficient and professional manner and no less favorable than the overall manner in which similar services are performed for other parties by VHS.

            (b) the execution, delivery and performance of this Agreement by VHS and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action; that this Agreement constitutes the legal, valid and binding obligation of VHS, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of VHS or any contract, other form of agreement, or judgment or order to which VHS is a party or by which it is bound.

            (c) VHS will maintain insurance with financially sound carriers in the amounts and types (with the deductibles or retentions) as set forth in Schedule C to this Agreement, as the same may be amended from time to time; each iteration of which shall be dated and signed by the Authorized Representative of each party to this Agreement.

      4.2.  CLIENT REPRESENTATIONS

      CLIENT represents to VHS that:

            (a) The execution, delivery and performance of this Agreement by CLIENT and the consummation of the transactions contemplated hereby have been duly authorized by all requisite


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corporate action; that this Agreement constitutes the legal, valid and binding obligation of CLIENT, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of CLIENT or any contract, other form of agreement, or judgment or order to which CLIENT is a party or by which it is bound.

            (b) CLIENT will maintain insurance with financially sound carriers or through one or more financially sound self-insurance arrangements in the amounts and types (and with the deductibles or retentions) as set forth in Schedule C to this Agreement, as the same may be amended from time to time; each iteration of which shall be dated and signed by the Authorized Representative of each party to this Agreement.

ARTICLE 5.  CONFIDENTIALITY

      During the performance of the Services contemplated by this Agreement, each party may learn confidential, proprietary and/or trade secret information of the other party ("Confidential Information"). The party disclosing Confidential Information shall be referred to as the "Disclosing Party" and the party receiving Confidential Information shall be referred to as the "Receiving Party."

      Confidential Information means any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either party's (a) research and development; (b) marketing plans and techniques, contacts and customers; (c) organization and operations; (d) business development plans (i.e., licensing, supply, acquisitions, divestitures and combined marketing); (e) products, licenses, trademarks, patents, other types of intellectual property and any other contractual rights or interests and (f) in the case of VHS, the names and work assignments of VHS employees. The Receiving Party shall neither use nor


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disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement.

      Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information. Any material or media that is unable to be returned, as expressly consented to by the Disclosing Party, must be destroyed and the destroying party shall provide the Disclosing Party a certificate that such destruction has occurred. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without the prior consent of an executive officer of the Disclosing Party. The obligations set forth in this Section 5, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of five (5) years from the date of such expiration or termination.

      The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party;
(ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.


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ARTICLE 6.  INDEPENDENT CONTRACTOR

      VHS and its directors, officers and the persons providing services under this Agreement are at all times independent contractors with respect to CLIENT. Persons provided by VHS to perform Services shall not be deemed employees of CLIENT. CLIENT shall not be responsible for VHS's acts or the acts of its officers, agents and employees while performing the Services whether on CLIENT premises or elsewhere.

      VHS shall not be responsible for any cost, however, attributable to: (i) any actions by CLIENT that caused a person provided by VHS to perform services under this Agreement to be reclassified as an employee of CLIENT, (ii) any unlawful or discriminatory acts of CLIENT, and (iii) language in any CLIENT benefit plan that is deemed to extend coverage to persons provided by VHS to perform services under this Agreement based on their activities under this Agreement.


ARTICLE 7.  OWNERSHIP OF PROPERTY AND DEVELOPMENTS

      Except as otherwise provided in Schedule A-1A attached to this Agreement, all materials and documents supplied by VHS to CLIENT during the Term of this Agreement, which relate to the Services shall be the sole and exclusive property of CLIENT. Each party agrees to hold all such property and developments, confidential in accordance with Section 5 of this Agreement. All property and developments, distributed to licensed practitioners, shall be returned, delivered or assigned to CLIENT upon the expiration or termination of this Agreement.


ARTICLE 8.  FINDER'S FEES; PROPERTY TRANSFER AND THIRD PARTY EMPLOYMENT

      8.1.  EMPLOYMENT OR RETENTION BY CLIENT

      CLIENT may not employ or retain, during the Term of this Agreement or within one (1) year after the termination of this Agreement, any person employed by VHS to provide services under this Agreement unless the applicable finder's fee is paid to VHS by CLIENT in the amount set forth in


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Schedule B to this Agreement (as the same may be amended from time to time, each iteration of which shall be dated and signed by the Authorized Representative of each party to this Agreement).


      8.2.  TRANSFER OF PROPERTY WHEN CLIENT EMPLOYS VHS PERSONNEL

      In the event CLIENT employs or retains any VHS personnel in accordance with Section 8.1 of this Agreement, the parties agree that:

            (i) any and all training materials provided to or made exclusively available to such VHS personnel in connection with providing services under this Agreement shall (other than proprietary selling skills, materials of VHS and, as to all others, only so long as, in the case of any licensed training materials, such transfer is permitted by the license), at the option of CLIENT (exercised by giving prompt written notice to VHS), be transferred to CLIENT with no payment by CLIENT (except, in the case of any licensed training material, CLIENT shall pay to the licensor any applicable license transfer or termination fee), so long as in the case of any licensed material, CLIENT assumes in writing all remaining obligations under the license and shall use all reasonable efforts to obtain a release of VHS for any liability for the same; and

            (ii) any and all equipment provided to such VHS personnel in connection with the Services under this Agreement and which has been approved by CLIENT may, at the option of CLIENT (so long as, in the case of any leased or licensed equipment, such transfer is permitted by the lease or license, as the case may
                  be), be transferred (x) in the case of equipment owned by VHS or in which VHS has equity under a finance lease, upon payment by CLIENT of an amount equal to the net book value (if any) of the equipment on the books of VHS at the time of transfer and
                  (y) in the case of leased or licensed equipment, upon payment by CLIENT of any amount due the lessor or licensor as a


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                  transfer or termination fee and upon assumption in writing by
                  CLIENT of all remaining obligations under the lease or license, as the case may be, together with using all reasonable efforts to obtain the release of VHS for any liability for the same.


      8.3.  EMPLOYMENT OR RETENTION BY THIRD PARTY

      Should any third party contract service organization with a contract with, or seeking to enter into an arrangement with, CLIENT (under which the third party is supplying or will supply field force services to CLIENT), employ or retain (as a consultant or otherwise) with the active and intentional participation of CLIENT during the Term of this Agreement or within one (1) year after the termination of this Agreement, any person employed by or used by VHS to provide services under this Agreement, CLIENT shall use all reasonable efforts to cause such third party to pay VHS $25,000 for each person so employed or retained as liquidated damages. To the extent the amount payable to VHS under the immediately prior sentence is not paid within two weeks of invoicing, CLIENT shall pay VHS that amount.


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ARTICLE 9.  INDEMNIFICATION

      9.1.  VHS INDEMNIFIES

      VHS agrees to indemnify and hold CLIENT, its officers, directors, agents, representatives and employees (collectively, "CLIENT Representatives") harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and attorneys' fees, which result from, relate to or arise from (i) any negligent or willful acts or omissions by VHS or any of its officers, directors, employees, agents or representatives (collectively, "VHS Representatives"), (ii) any acts or omissions by any VHS Representatives outside the scope of this Agreement or
(iii) any breach of this Agreement by any VHS Representative in connection with the representations, duties and obligations of VHS under this Agreement.

      9.2.  CLIENT INDEMNIFIES

      CLIENT agrees to indemnify and hold VHS Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and attorneys' fees, which result from
(i) any negligent or willful acts or omissions by any CLIENT Representative in connection with the representations, duties and obligations of CLIENT under this Agreement, (ii) any breach of this Agreement by any CLIENT Representative in connection with the representations, duties and obligations of CLIENT under this Agreement or (iii) products liability claims relating to any Product of CLIENT involved with the Services.

      9.3.  INDEMNIFICATION PROCESS

      Any indemnity available hereunder shall be dependent upon the party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity; provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor's indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or


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lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor in defending the claim; provided that indemnitor shall keep indemnitee regularly apprised of the status of such claim or lawsuit and shall not settle such claim or lawsuit without first obtaining the written consent of the indemnitee.


ARTICLE 10. TERMINATION

      10.1. NOTICE

      Notwithstanding any implication raised by the renewal provisions of
Section 1 of this Agreement, (i) CLIENT may terminate this Agreement at any time by giving 90 days prior written notice to VHS and (ii) VHS may terminate this Agreement at any time by giving 180 days prior written notice to CLIENT. Upon the effective date of any such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 5, 7, 8, 9, 10.3 and 11 hereof), except that CLIENT shall: (a) pay the amount of any fixed and/or variable fees due under Section 3.1 of this Agreement for Services actually performed by VHS through the date such termination is effective; and
(b) pay any reimbursement amount due under Section 3.3 of this Agreement for Client Passthrough Expenses actually incurred and related to the performance of Services through the date such termination is effective.


      10.2. IMMEDIATE TERMINATION

      This Agreement may be terminated effective immediately upon giving written notice as follows:


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            (a) by VHS, if payment to VHS by CLIENT is not made when due and such payment is not made within thirty (30) days from the date of notice to CLIENT of such nonpayment, which notice shall include notice of the risk of termination if such nonpayment continues for more than an additional thirty (30) days; or

            (b) by either party, in the event that the other party has committed a material breach of this Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching party of such breach; or

            (c) by either party, in the event that the other party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing; makes a general assignment for the benefit of creditors; or has a receiver appointed for all or substantially all of its assets.

      Upon the effective date of such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 5, 7, 8, 9, 10.3 and 11), except that CLIENT shall: (a) pay the amount of any fixed and/or variable fees due under Section 3.1 of this Agreement for Services actually performed by VHS through the date such termination is effective; and
(b) pay any reimbursement amount due under Section 3.3 of this Agreement for Client Passthrough Expenses actually incurred and related to the performance of Services through the date such termination is effective.

      10.3. SPECIAL TERMINATION EXPENSES

      In the case of any termination of this Agreement by CLIENT under Section
10.1 of this Agreement, CLIENT, at its sole option, may elect to have any equipment provided to VHS personnel in connection with the Services under this Agreement transferred to CLIENT to the same extent as such equipment would be transferable under Section 8.2 (ii) of this Agreement, upon payment by


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CLIENT of the amounts and assumption of any lease all as set forth in Section
8.2 (ii).

      In the case of any termination of this Agreement by VHS under Section 10.2, CLIENT shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by VHS, reimburse VHS therefor) (i) the amount due any lessor or licensor of property provided to VHS personnel in connection with providing services under the Agreement, for any early termination of the lease or license and (ii) in the case of equipment provided to VHS personnel in connection with providing services under this Agreement owned by VHS or in which VHS has equity under a finance lease, an amount equal to the net book value (if any) of the equipment on the books of VHS at the time of termination; provided that such licensed or leased equipment shall then be the sole property of CLIENT (except in the case of a finance lease, where CLIENT will have sole ownership only after the finance lease is paid.)


ARTICLE 11. MISCELLANEOUS

      11.1. ASSIGNMENT

      Neither VHS nor CLIENT may assign this Agreement or any of its rights, duties or obligations hereunder without the other party's prior written consent; provided, however, that either VHS or CLIENT may assign its rights, duties and obligations as part of an acquisition of VHS or CLIENT, as the case may be, without obtaining the other party's prior written consent so long as the acquirer (i) is a financially capable business entity and (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself.

      11.2. MERGER

      This Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement other than
Section 11 of the Agreement, dated January 15, 1999, between the parties hereto. This Agreement, including any schedules, attachments or exhibits


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entered into hereunder, contains all of the terms and conditions of this
Agreement between the parties and constitutes the complete understanding of the parties with respect thereto.

      11.3. FORCE MAJEURE

      Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable party, shall not constitute a breach of contract.

      11.4. SEVERABILITY

      If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

      11.5. AMENDMENT

      No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other party and specifically described as an amendment or extension of this Agreement.

      11.6. GOVERNING LAW

      This Agreement shall be construed according to the laws of the State of Delaware without regards to the conflict of laws provisions thereof.

      11.7. ARBITRATION

      a. All disputes over the meaning and interpretation of this Agreement shall be resolved by conciliation and non-binding mediation and if such mediation is unsuccessful then such disputes shall be finally settled by a single Arbitrator selected by VHS and CLIENT. If VHS and CLIENT


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cannot agree on a single Arbitrator, then disputes shall be resolved by an
Arbitration Panel comprising one arbitrator appointed by VHS and one arbitrator appointed by CLIENT, and a Chairman of the Arbitration Panel appointed by the first two arbitrators. Any such arbitration proceeding shall be conducted in accordance with the arbitration rules of the AAA; shall be held in the Commonwealth of Pennsylvania, unless otherwise agreed by the parties; and the arbitration award shall be final and nonappealable and such award may be entered in any court having jurisdiction.

      b. In order to initiate procedures for dispute resolution by conciliation, mediation and arbitration either party may give written notice to the other of intention to resolve a dispute, and absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought. If, within thirty (30) days of such notice a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and if within sixty (60) days from said written notice an Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.

      11.8. COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

      11.9. NOTICES

      Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail or by facsimile transmission, by overnight courier or by hand delivery to:


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
      VHS:

            Ventiv Health U.S. Sales, Inc.
            200 Cottontail Lane
            Somerset, NJ 08873
            Attention: William C. Pollock, President
            Fax #: (732) 537-4999



      with a copy to:

            Peter D. Hutcheon, Esq.
            Norris, McLaughlin & Marcus, P.A.
            721 Route 202/206
            P.O.  Box 1018
            Somerville, NJ  08876-1018
            (Overnight delivery address: 721 Route 202/206, Bridgewater, NJ
            08807)
            Fax #: (908) 722-0755

      CLIENT:

            Endo Pharmaceuticals Inc.
            100 Painters Drive
            Chadds Ford, PA 19317
            Attention: Peter A. Lankau, Sr. Vice President, U.S. Business Fax #: (610) 558-9682



      with a copy to:

            Endo Pharmaceuticals Inc.
            100 Painters Drive
            Chadds Ford, PA 19317
            Attention: Caroline E. Berry, General Counsel
            Fax #: (610) 558-9684


or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one party to the other. Notice shall be deemed to have been given immediately in the case of notice delivered by facsimile transmission (if transmission is confirmed) or by hand delivery. Notices shall be deemed given on the next business day in the case of notice sent by overnight courier.


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
      WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                       VENTIV HEALTH U.S. SALES, INC.


                                       By:   /s/ PATRICK FORTEAU
                                             ----------------------------------
                                             Name:  Patrick Fourteau
                                             Title: President



                                       ENDO PHARMACEUTICALS INC.




                                       By:   /s/ PETER A. LANKAU
                                             ----------------------------------
                                             Name:  Peter A. Lankau
                                             Title: Senior Vice President, U.S.
                                                    Business


                                       24